Exhibit 8.1

Subsidiaries of Industrias Bachoco S.A.B. de C.V.

The following chart lists each of our subsidiaries which we owned, directly or indirectly, as of December 31, 2009, and June 18, 2010:

1.    Aviser, S.A. de C.V.

2.    Bachoco, S.A. de C.V.

3.    Bachoco Comercial, S.A. de C.V.

4.    Campi Alimentos, S.A. de C.V.

5.    Huevo y Derivados, S.A. de C.V.

6.    Operadora de Servicios de Personal, S.A. de C.V.

7.    Pecuarius Laboratorios, S.A. de C.V.

8.    Secba, S.A. de C.V.

9.  Sepetec, S. A. de C.V.

10.  Servicios de Personal Administrativo, S.A. de C.V.

11.  Induba Pavos, S.A de C.V.

Each of the Subsidiaries listed is incorporated under the laws of Mexico.